Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on Form S-1 of StandardAero, Inc., of our report dated June 7, 2024, except for the change in composition of reportable segments discussed in Note 24 (not presented herein) to the consolidated financial statements appearing in the Company’s Form S-1 Registration Statement, Note 25 and the additional disclosure of revenue by end-market in Note 3 to the consolidated financial statements, as to which the date is August 19, 2024, except for the effects of the forward stock split and the additional disclosure with respect to the increase in authorized shares discussed in Note 1 to the consolidated financial statements, as to which the date is September 23, 2024, and except for the effects of the distribution of the restricted shares as discussed in Note 4 to the consolidated financial statements, as to which the date is March 12, 2025, relating to the consolidated financial statements of StandardAero, Inc. (formerly Dynasty Parent Co., Inc.), which appears in StandardAero, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

May 19, 2025